Exhibit 3.85

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 09/30/2002
020606683 – 3567465

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
FRONTLINE HOSPITAL, LLC

(Pursuant to Section 18-208)

THIS AMENDED AND RESTATED CERTIFICATE OF FORMATION of FRONTLINE HOSPITAL, LLC, dated September 30, 2002, is filed, in accordance with the Delaware Limited Liability Company Act, by the undersigned for the purpose of amending and restating the original Certificate of Formation, which was filed in the office of the Secretary of State of Delaware on September 10, 2002.

1. Name. The name of the limited liability company is Frontline Hospital, LLC.

2. Name and Address of Registered Agent. The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle.

3. Principal Place of Business. The address of the principal place of business of the limited liability company is 1505 Westlake Avenue North #300, Seattle, WA 98109.

4. Date of Dissolution. The limited liability company has no specific date of dissolution.

5. Management. The management of the limited liability company is vested in its Members.

6. Members. The sole Member of the limited liability company is Frontline Behavioral Health, Inc.

7. Transfer of Interests. Interests in the limited liability company may be freely transferable in the sole discretion of the Member.

8. Operating Agreement. The limited liability company operating agreement shall be this Amended and Restated Certificate of Formation.

9. Name and Address of Authorized Person. The name and address of the person executing this certificate is Mark F. Worthington, 1505 Westlake Avenue North #300, Seattle, WA 98109.

10. Effective Date. This certificate shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first above written.

AUTHORIZED PERSON:

/s/ Mark F. Worthington

Mark F. Worthington